UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 11, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

     On February 11, 2003, Calpine Corporation announced that it has entered into restructured agreements with its major gas and steam turbine manufacturers, which significantly reduce the company's future capital commitments by approximately $3.4 billion and provide greater flexibility to match equipment commitments with Calpine's revised construction and development program. Accordingly, the Company will record a pre-tax charge of approximately $207 million in the quarter ended December 31, 2002.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Not applicable.

(b)      Not applicable.

(c)      Exhibits.

     99.0 Press  release  dated   February  11,  2003  -  Calpine   Restructures
          Agreements With Turbine Manufacturers


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------

                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  February 11, 2003

EXHIBIT 99.0

NEWS RELEASE                                               CONTACTS 408-995-5115
                                        Media Relations: Katherine Potter, X1168
                                         Investor Relations: Rick Barraza, X1125


                      CALPINE RESTRUCTURES AGREEMENTS WITH
                              TURBINE MANUFACTURERS

           Company Reduces Turbine Capital Commitments by $3.4 Billion

     (SAN JOSE, CALIF.) February 11, 2003 - Calpine Corporation [NYSE:CPN] today announced that it has entered into restructured agreements with its major gas and steam turbine manufacturers - including GE Power Systems, Siemens Westinghouse and Toshiba International Corporation - giving Calpine the option to cancel its existing orders for 87 gas turbines and 44 steam turbines. The new agreements significantly reduce the company's future capital commitments by approximately $3.4 billion and provide greater flexibility to match equipment commitments with Calpine's revised construction and development program.

     "This latest phase of Calpine's restructured turbine program reflects our continued focus on further reducing future capital expenditures," stated Calpine Chairman and CEO Peter Cartwright. "We appreciate our turbine equipment manufacturers' continued support in meeting our near- and long-term goals. As we enter 2003, Calpine remains determined to strengthen liquidity, improve our creditworthiness and enhance value - for our investors and our customers."

     As a result of these restructured agreements on the 87 gas turbines and 44 steam turbines:

     o Calpine agreed to pay approximately $109 million for the restructuring of the agreements and cancellations of certain equipment. To date, approximately $91 million has been paid. The remaining payments will consist of $9 million in 2003, $6 million in 2004 and $3 million in 2005.

     o If Calpine elects to go forward with a turbine, the company and the manufacturer will negotiate the purchase price, and Calpine will receive credit for payments previously made for that turbine.

     o Calpine can now tailor its turbine program around future project opportunities and will only incur an additional capital commitment when a new turbine is required.

     Of the 87 gas turbines and 44 steam turbines, the company has cancelled 11 gas turbines and 2 steam turbines. If Calpine were to cancel all of the remaining turbines, future turbine capital commitments would be reduced by $3.4 billion.

     Calpine will record a pre-tax charge of approximately $207 million in the quarter ended December 31, 2002, which represents all costs associated with the potential cancellation of all 87 gas turbines and 44 steam turbines.

     Calpine's remaining capital commitment for turbines is now approximately $594 million, down from approximately $4 billion. This capital commitment is summarized below:

     o Turbines for projects in operation and construction. Approximately $131 million. $127 million in 2003 and $4 million in 2004. These amounts are included in the company's construction capital expenditure guidance.

     o Separate commitments for 38 gas and 9 steam turbines to be used for future projects. Approximately $445 million. $285 million in 2003, $143 million in 2004 and $17 million in 2005.

     o The 76 gas turbines and 42 steam turbines remaining under the restructured agreements. Approximately $18 million. $9 million in 2003, $6 million in 2004 and $3 million in 2005.

     Based in San Jose, Calif., Calpine Corporation is a leading independent power company that is dedicated to providing wholesale and industrial customers with clean, efficient, natural gas-fired power generation. It generates and markets power from plants it develops, owns, leases and operates in 23 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world's largest producer of renewable geothermal energy, and it owns approximately one trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.

     This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements such as those concerning Calpine Corporation's ("the Company") expected financial performance and its strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, such as, but not limited to risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and in our Annual Report on Form 10-K for the year ended December 31, 2001, which can be found on the Company's web site at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.